Exhibit 99.1
News
[ONEOK Logo]	[ONEOK Partners Logo]
April 3, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Tom Droege
918-588-7561

ONEOK and ONEOK Partners

First-Quarter 2007 Earnings

Conference Call and Webcast Scheduled

TULSA, Okla. - April 3, 2007 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their first-quarter 2007 earnings after the market closes on Thursday, April 26, 2007.

A joint conference call will be held the following day on Friday, April 27, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on ONEOK's and ONEOK Partners' Web sites.

ONEOK's and ONEOK Partners' senior management teams will participate in the call and webcast.

What:	ONEOK, Inc. and ONEOK Partners first-quarter 2007 earnings conference call and webcast
When:	11 a.m. Eastern, April 27, 2007 10 a.m. Central
Where:	1) Phone conference call 866-837-9782, pass code 1065012 2) Log on to the Web at www.oneok.com 3) Log on to the Web at www.oneokpartners.com

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK's Web site, www.oneok.com, and ONEOK Partners' Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 696102.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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